Exhibit 23











                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Carpenter Technology Corporation and subsidiaries on Form S-8 and S-3 (File No. 2-83780, 2-81019, 2-60649, 33-42536, 33-51613
and 33-54045) of our reports dated July 29, 1996, on our audits of the consolidated financial statements and financial statement schedule of Carpenter Technology Corporation and subsidiaries as of June 30, 1996 and 1995, and for the years ended June 30, 1996, 1995 and 1994, which reports are included in this Annual Report on Form 10-K.



s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 25, 1996













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